FIRST AMENDMENT

            FIRST AMENDMENT dated as of February 1, 2002 (this "Amendment") to the Credit Agreement dated as of September 11, 2001 (the "Credit Agreement") among Volt Information Sciences, Inc., Gatton Volt Consulting Group Limited, the Guarantors party thereto, the Lenders party thereto, JP Morgan Chase Bank (formerly known as The Chase Manhattan Bank), as Administrative Agent, and Fleet National Bank, as Syndication Agent. Unless the context requires otherwise, capitalized terms used herein without definition shall have the meanings ascribed to them in the Credit Agreement.

                                 R E C I T A L S

            The parties hereto wish to amend the Credit Agreement in order to, among other things, (i) anticipate the impending repayment in full of the Senior Notes, (ii) modify or replace certain financial covenants in contemplation of such impending repayment, or for other purposes, (iii) provide for certain additional Subsidiaries to become Guarantors, and (iv) provide for the granting of Liens on certain assets by certain of the Guarantors.

            NOW, THEREFORE, in consideration of the mutual agreements contained in the Credit Agreement and herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby mutually agree as follows:

                                  I. AMENDMENTS

            The Credit Agreement is hereby amended as follows:

            1.1. The following definitions are hereby added to Section 1.01 of the Credit Agreement in their respective proper alphabetical order:

                  "First Amendment to Credit Agreement" shall mean that certain
            First Amendment, dated as of February 1, 2002, to the Credit Agreement.

                  "Proposed Securitization" shall have the meaning assigned to such term in Section 5.12.

                  "Senior Notes Payoff" shall mean the repayment in full
            (including any applicable make-whole amount) by the Domestic Borrower of the Senior Notes on or about March 5, 2002, in accordance with those certain notices of prepayment, dated January 31, 2002 (the "Senior Notes Prepayment Notices"), given by the Domestic Borrower to the holders of the Senior Notes in accordance with the Senior Note Purchase Agreement, true and complete copies of which notices have been given to the Administrative Agent.

                                 EXHIBIT 4.1(b)

            "Senior Notes Prepayment Notices" shall have the meaning assigned to such term within the defined term "Senior Notes Payoff".

            1.2. The term "Material Indebtedness" as defined in Section 1.01 of the Credit Agreement is hereby amended by the following additional sentence at the end thereof:

            "Notwithstanding the foregoing, Indebtedness under the Senior Notes, the Noteholder Guaranties of Payment and the Senior Note Purchase Agreement shall not constitute "Material Indebtedness" for purposes of this Agreement or the other Credit Documents."

            1.3. In Section 6.12 of the Credit Agreement, the phrase "other than those Liens permitted by the provisions of clauses (a) through (c) of Section 6.02" is hereby restated to read in its entirety as "other than those Liens permitted by the provisions of Section 6.02".

            1.4. References in the Credit Agreement to: (i) Volt-Autologic Directories S.A., Ltd., a Delaware corporation, shall be to Volt Directories S.A., Ltd., a Delaware corporation formerly known as Volt-Autologic Directories S.A., Ltd.; and (ii) Volt Human Resources, Inc., a Delaware corporation, shall be to Volt Technical Resources, LLC, a Delaware limited liability Company formerly known as Volt Human Resources, Inc.

                                 II NEW SECTIONS

            2.1. Section 3.03 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

                  SECTION 3.03. Governmental Approvals; No Conflicts.

                  The Transactions: (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, and (ii) such as may be necessary to perfect any Lien granted under any Credit Document to the Lenders or to the Administrative Agent on their behalf; (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Domestic Borrower or any of its Subsidiaries (including Gatton and the Guarantors) or any order of any Governmental Authority; (c) after giving effect to the Senior Notes Payoff, will not violate or result in a default under any indenture, agreement or other instrument binding upon the Domestic Borrower or any of its Subsidiaries (including Gatton and the Guarantors) or its assets, or give rise to a right thereunder to require any payment to be made by the Domestic Borrower or any of its Subsidiaries (including Gatton and the Guarantors); and (d) will not result in the creation or imposition of any Lien on any asset of the Domestic Borrower or any of its Subsidiaries (including Gatton and the Guarantors), except as permitted by Section 6.02.

            2.2. The text set forth in Section 5.10 of the Credit Agreement is hereby designated as subsection (a) thereof, and the following new subsection
(b) is hereby added at the end of such Section:

                                 EXHIBIT 4.1(b)

                  (b) At the times specified in Section 5.11 and in Section
            5.12, the Domestic Borrower shall cause the respective applicable collateral grantors referenced therein, to the extent not already "Guarantors", to become "Guarantors" under the Guaranty of Payment, jointly and severally with all the other Guarantors, by joining in this Agreement and the Guaranty of Payment pursuant to documentation reasonably satisfactory to the Administrative Agent.

            2.3. The following new Sections 5.11 and 5.12 are hereby added to the Credit Agreement:

                  SECTION 5.11. Collateralization.

                  Contemporaneously with the Senior Notes Payoff, or on such earlier day as the Administrative Agent may require, the Domestic Borrower shall cause each of the Subsidiaries set forth on Schedule 5.11, annexed to the First Amendment to Credit Agreement (which Subsidiaries are the only domestic subsidiaries engaged in (A) its telephone directory business segment, (B) the telecommunications business group within its telecommunications business segment, or
            (C) engaged in its computer systems segment), to grant to the Administrative Agent, the Lenders and the Issuing Bank a security interest in all of their respective domestic Accounts Receivable as collateral security for their respective obligations under this Agreement, the Guaranty of Payment and the other Credit Documents to which they respectively may be party. Such collateral grant shall be made pursuant to documentation reasonably satisfactory to the Administrative Agent, which shall include a security agreement and an amendment to this Agreement to, among other things, expand the scope of the term "Credit Documents" and to include events of default under such required security agreement as an Event of Default. Such resulting security interest shall be of first priority except as the Administrative Agent otherwise may permit (with regard to the Senior Note Purchase Agreement, if then outstanding, or otherwise). If any such collateral grantor is not a Guarantor as of the time required for such collateral grant then, simultaneously therewith, such collateral grantor shall become a party hereto and a "Guarantor" under the Guaranty of Payment in accordance with Section 5.10(b). Notwithstanding Sections 6.02(g) and 6.03(b)(ii), sales or transfers of Accounts Receivables constituting collateral in accordance with this Section only may be made to: (x) a Subsidiary that is (or thereby becomes) both a Guarantor and collateral grantor; and (y) the Domestic Borrower, but only if the Domestic Borrower is a collateral grantor with regard to such Accounts Receivables. At the Administrative Agent's request made at any time after the effective date of the First Amendment to Credit Agreement, the Administrative Agent may cause to be performed a field exam of the Domestic Borrower's and the Guarantors' Accounts Receivable, at the sole cost and expense of the Domestic Borrower and the Guarantors.

                  SECTION 5.12. Securitization.

                  The Domestic Borrower has advised the Administrative Agent and the Lenders that the Domestic Borrower, together with its domestic

                                 EXHIBIT 4.1(b)

            Subsidiaries engaged with it in their staffing solutions business (except those acting in a paying agency capacity), are proposing to engage in a securitization transaction of up to $100,000,000 with regard to Accounts Receivables generated from such business (the "Proposed Securitization"). The Proposed Securitization is not permitted under this Agreement absent the consent of (at least, depending upon the exact terms thereof) the Required Lenders, which consent has not been granted as of February 1, 2002, nor is there any obligation whatsoever on the part of any Lender to grant its consent thereto. In the event that the Proposed Securitization has not become effective on or prior to April 15, 2002, then, on such date or as soon thereafter as is practicable but not later than April 30, 2002, the Domestic Borrower shall, and shall cause each of its domestic Subsidiaries engaged in such business (except those acting in a paying agency capacity) to, grant to the Administrative Agent, the Lenders and the Issuing Bank a security interest in all of their respective domestic Accounts Receivable generated from such business as collateral security for their respective obligations under this Agreement, the Guaranty of Payment (other than in the case of the Domestic Borrower) and the other Credit Documents to which they respectively may be party. Such collateral grant shall be made pursuant to documentation reasonably satisfactory to the Administrative Agent, which shall include a security agreement and an amendment to this Agreement to, among other things, expand the scope of the term "Credit Documents" and to include events of default under such required security agreement as an Event of Default. Such resulting security interest shall be of first priority except as the Administrative Agent otherwise may permit (with regard to the Senior Note Purchase Agreement, if then outstanding, or otherwise). If any such collateral grantor (other than the Domestic Borrower) is not a Guarantor as of the time required for such collateral grant then, simultaneously therewith, such collateral grantor shall become a party hereto and a "Guarantor" under the Guaranty of Payment in accordance with Section 5.10(b). Notwithstanding Sections 6.02(g) and 6.03(b)(ii), sales or transfers of Accounts Receivables constituting collateral in accordance with this Section only may be made to: (x) a Subsidiary that is (or thereby becomes) both a Guarantor and collateral grantor; and (y) the Domestic Borrower, but only if the Domestic Borrower is a collateral grantor with regard to such Accounts Receivables.

            2.4. Section 6.01 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

                  SECTION 6.01. Indebtedness.

                  The Domestic Borrower will not, and will not permit any
            Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

                                 EXHIBIT 4.1(b)

                  (a) Indebtedness created under this Agreement, the Guaranty of
            Payment or any other Credit Document;

                  (b) prior to the Senior Notes Payoff, Indebtedness of (i) the
            Domestic Borrower evidenced by the Senior Notes, and (ii) one or more Subsidiaries under the Noteholder Guaranties of Payment, in each case not exceeding $30,000,000 in aggregate principal amount at any one time;

                  (c) advances from customers received in the ordinary course of business;

                  (d) performance guaranties, trade guarantees, and bid
            guarantees of the performance of contractual obligations of wholly owned Subsidiaries of the Domestic Borrower; provided that such guarantees and contractual obligations arise in the ordinary course of business and that such contractual obligations are not for borrowed money;

                  (e) other Indebtedness of the Domestic Borrower and its
            Subsidiaries constituting Intercompany Debt, in any amount (subject to compliance with Section 5.10);

                  (f) other Indebtedness, existing as of the date of the First
            Amendment to Credit Agreement (and set forth on Schedule 6.01(f) annexed thereto), of the Domestic Borrower and its Subsidiaries to one or more other Persons (and including unused amounts under such credit facilities), and any and all extensions, renewals and replacements of any such Indebtedness provided that the aggregate principal amount thereof (whether used or unused) is not increased;

                  (g) Guarantees by the Domestic Borrower of Indebtedness of its
            Subsidiaries, except to the extent such Subsidiary Indebtedness otherwise would be prohibited under this Agreement; and

                  (h) other Indebtedness of the Domestic Borrower, excluding
            Debt for Borrowed Money.

            2.5. Section 6.02 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

                  SECTION 6.02. Liens; Certain Asset Sales.

                  The Domestic Borrower will not, and will not permit any
            Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including Accounts Receivable) or rights in respect of any thereof, except:

                  (a) any Lien securing the Indebtedness permitted under clause
            (a) of Section 6.01;

                                 EXHIBIT 4.1(b)

                  (b) Permitted Encumbrances;

                  (c) any Lien on any property or asset of the Domestic Borrower or any Subsidiary existing on the date of this Agreement and set forth in Schedule 6.02; provided that (i) such Lien shall not encumber or apply to any other property or asset of the Domestic Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on said date;

                  (d) Liens securing Subsidiary Indebtedness permitted under clause (f) of Section 6.01;

                  (e) Liens securing Indebtedness arising from a Thousand Oaks
            Financing (to the extent permitted under Section 6.01), provided that such Liens do not encumber or apply to any asset or property other than the Thousand Oaks Building and the rents, fixtures and other personal property associated therewith, which would ordinarily be encumbered in a conventional mortgage financing;

                  (f) prior to the Senior Notes Payoff, equal and ratable Liens granted to the holders of the Senior Notes to the extent required under Senior Note Purchase Agreement by virtue of the Liens granted in accordance with Section 5.11; and

                  (g) assignments or sales of Accounts Receivable permitted
            under clause (ii) of Section 6.03(b).

            2.6. Clause (ii) of subsection (b) of Section 6.03 is hereby deleted in its entirety and replaced with the following:

            "(ii) subject to the limitations set forth in Sections 5.11 and 5.12, and to any other limitations as may be set forth from time to time in any security agreement included as a Credit Document, sales or transfers of Accounts Receivable from the Domestic Borrower to a Guarantor, from a Guarantor to the Domestic Borrower or from a Guarantor to another Guarantor,"

            2.7. Section 6.10 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

                  SECTION 6.10. Certain Financial Covenants

                  (a) The Domestic Borrower will not permit or suffer
            Consolidated Net Worth at the end of any fiscal year to be less than the sum of (i) $230,000,000 and (ii) 50% of Consolidated Net Income for the fiscal year (if greater than zero for such year) of the Domestic Borrower being measured.

                                 EXHIBIT 4.1(b)

                  (b) The Domestic Borrower will not permit or suffer the ratio, as of the last day of any fiscal quarter of the Domestic Borrower, of (i) EBITDA for the period of four consecutive fiscal quarters of the Domestic Borrower ending on such date to (ii) tax expense attributable to operating income and to interest income plus gross interest expense, dividends and Current Portion of Long Term Debt (excluding any part thereof attributable to the Senior Notes), to be less than 1.5 to 1.0.

                  (c) The Domestic Borrower will not permit or suffer the ratio, as of the last day of any fiscal quarter of the Domestic Borrower, of (i) Debt for Borrowed Money to (ii) EBITDA (measured for the four fiscal quarters then ended), to be greater than 3.0 to 1.0; except that: (A) as of the last day of the fourth quarter of the 2001 fiscal year the level may exceed 3.0 to 1.0 but may not exceed 3.15 to 1.0; and (B) as of the last day of each of the second and third quarters of the 2002 fiscal year the level may exceed 3.0 to 1.0 but may not exceed 3.75 to 1.0

                  (d) The Domestic Borrower will not permit or suffer the ratio of (i) the total amount of Eligible Accounts Receivable less the amount of all reserves against uncollectibility (both general and specific) taken by the Domestic Borrower reporting group to (ii) the aggregate principal Indebtedness then outstanding under this Agreement, the Senior Note Purchase Agreement and any other obligation (but only if unsubordinated and unsecured) of any kind (constituting Indebtedness), whether actual, contingent or otherwise (including the amount of all undrawn letters of credit), of the Domestic Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP, to be less than 2.0 to 1.0 as of the end of any fiscal quarter of the Domestic Borrower.

            2.8 In clause (d) of Article VII of the Credit Agreement, the word "or" is deleted after "5.08" and replaced with a comma, and ", 5.11 and 5.12" are inserted after "5.10" and before the comma.

            2.9 In Article VII of the Credit Agreement, the word "or" at the end of clause (m) thereof is hereby removed and instead inserted following the semicolon at the end of clause (n) thereof, and the following new clause (o) is hereby added after clause (n) of such Article:

                  (o) the Domestic Borrower shall fail to repay in full the
            Indebtedness evidenced by the Senior Notes in accordance with the Senior Notes Prepayment Notices or in advance thereof;

                               III. MISCELLANEOUS

            3.1. Each Borrower and each Guarantor (subject, mutatis mutandis, to Section 9.17 of the Credit Agreement) hereby represents and warrants that:

                                 EXHIBIT 4.1(b)

            (a) its execution, delivery and performance of each of this Amendment and any other agreement, instrument or document executed and delivered in connection with this Amendment (i) is within its corporate powers, (ii) has been duly authorized by all necessary corporate action, (iii) does not contravene any law, rule or regulation applicable to it and (iv) does not violate or create a breach or default under its organizational documents or, after giving effect to the Senior Notes Payoff, any contractual provision binding on it or affecting it or any of its property;

            (b) this Amendment (and the Credit Agreement as amended hereby) constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, except as enforcement thereof may be subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally, and (ii) general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law);

            (c) after giving effect to this Amendment and the Senior Notes Payoff, and to the transactions contemplated hereby: (i) there is no Default; and (ii) all obligations of the Borrowers and the Guarantors under or in connection with the Credit Agreement, as amended hereby, are payable in accordance with the terms of the Credit Agreement as amended hereby, without any defense, setoff or counterclaim of any kind; and

            (d) the representations and warranties of each Borrower and each Guarantor appearing in the Credit Documents were true and correct in all material respects as of the date when made and, after giving effect to this Amendment, the Senior Notes Payoff and the transactions contemplated hereby, continue to be true and correct in all material respects on the date hereof, except: (i) as to any such representation or warranty which by its terms applies only as to a specified date; and (ii) in the case of any other representation or warranty, to the extent of changes resulting from transactions or events not prohibited by the Credit Documents.

            3.2. The Domestic Borrower agrees to pay on demand all reasonable costs and expenses of the Administrative Agent incurred by it in connection with or arising out of the negotiation, preparation, review, execution and delivery of this Amendment and the agreements and instruments referred to herein and the transactions contemplated hereby (including the reasonable fees and expenses of counsel to the Administrative Agent).

            3.3. At any time and from time to time, upon the written request of the Administrative Agent and at the sole cost and expense of the Domestic Borrower, the Borrowers and the Guarantors will promptly execute, acknowledge and/or deliver all such further instruments and agreements and take such further actions as may be reasonably necessary or appropriate to more fully implement the purposes of this Amendment, the Credit Agreement as amended hereby, and the other Credit Documents.

            3.4. The Credit Agreement, as amended hereby, and the other Credit Documents are hereby ratified and confirmed and shall continue in full force and effect.

                                 EXHIBIT 4.1(b)

All references in any Credit Document to the Credit Agreement shall be deemed to be references to the Credit Agreement as amended by this Amendment, and as the same may be further amended, supplemented or otherwise modified from time to time.

            3.5. This Amendment sets forth the entire agreement of the parties with respect to the subject matter hereof.

            3.6. Neither this Amendment nor any provision hereof may be waived, amended or modified except pursuant to an agreement complying with Section 9.02(b) of the Credit Agreement.

            3.7. This Amendment shall be construed in accordance with and governed by the laws of the State of New York without regard to conflicts of laws principles of New York State law other than ss. 5-1401 of the New York General Obligations Law.

            3.8. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which taken together shall constitute but one agreement. Delivery of an executed signature page of this Amendment by telecopy shall be as effective as delivery of a manually executed counterpart of this Amendment.

            3.9. This Amendment shall become effective as of the date first above written, provided that each of the following conditions shall have been satisfied on or before February 4, 2002:

            (a) the Administrative Agent shall have received counterparts of this Amendment executed and delivered by each of the Borrowers, the Guarantors, the Required Lenders and the Administrative Agent;

            (b) all legal matters incident to this Amendment, the other instruments and agreements relating hereto and the transactions contemplated hereby shall be satisfactory to the Administrative Agent (who shall be entitled to rely on the advise of its counsel in connection therewith);

            (c) the Administrative Agent shall have received such other documents and certificates as it may reasonably request, all in form and substance satisfactory to the Administrative Agent in its reasonable discretion;

            (d) counsel to the Administrative Agent shall have been paid $10,000 on account of its accrued and unpaid (and future, if applicable) legal fees and disbursements; and

            (e) each of the Lenders signing below, prior to noon on February 4, 2002 (as evidenced by a facsimile received by the Administrative Agent or its counsel by such time on such date) shall have received payment of an amendment fee equal to one-eighth of one percent of each such Lender's respective Commitment.

                                 EXHIBIT 4.1(b)

            The Administrative Agent shall notify the Borrowers, the Guarantors and the Lenders if and when all of the foregoing conditions shall have been satisfied, and such notice shall be conclusive and binding.

                                 EXHIBIT 4.1(b)

            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

VOLT INFORMATION SCIENCES, INC.         JP MORGAN CHASE BANK (f/k/a The
(a New York corporation)                Chase Manhattan Bank), as a Lender and
                                        as Administrative Agent

By:_____________________________        By:_____________________________________
Name:                                   Name:
Title:                                  Title:


GATTON VOLT CONSULTING GROUP            VOLT MANAGEMENT CORP.
LIMITED                                   (a Delaware corporation)
  (a United Kingdom corporation)

By:_____________________________        By:_____________________________________
Name:                                   Name:
Title:                                  Title:


FLEET NATIONAL BANK,                    VOLT DELTA RESOURCES, INC.
  as a Lender                             (a Nevada corporation)

By:_____________________________        By:_____________________________________
Name:                                   Name:
Title:                                  Title:


BANK OF AMERICA, N.A.,                  DATANATIONAL, INC.
  as a Lender                             (a Delaware corporation)

By:_____________________________        By:_____________________________________
Name:                                   Name:
Title:                                  Title:


MELLON BANK, N.A.,                      VOLT DIRECTORIES S.A., LTD.
  as a Lender                             (a Delaware corporation f/k/a
                                           Volt-Autologic Directories S.A.,
                                           Ltd.)

By:_____________________________        By:_____________________________________
Name:                                   Name:
Title:                                  Title:


WELLS FARGO BANK, N.A.,                 VOLT TECHNICAL RESOURCES, LLC.
  as a Lender                             (a Delaware limited liability company
                                           formerly known as Volt Human
                                           Resources, Inc.)

By:_____________________________        By:_____________________________________
Name:                                   Name:
Title:                                  Title:

                                 EXHIBIT 4.1(b)

LLOYD TSB BANK PLC,                     VOLT INFORMATION SCIENCES
  as a Lender                           FUNDING, INC.
                                          (a Delaware corporation)


By:_____________________________        By:_____________________________________
Name:                                   Name:
Title:                                  Title:


By:_____________________________
Name:
Title:

                                 EXHIBIT 4.1(b)

                                  Schedule 5.11

(i) Volt Telecommunications Group, Inc., a Delaware corporation, (ii) Volt Delta Resources, Inc., a Nevada corporation, (iii) Volt Delta Resources, Inc., a Delaware corporation, (iv) DataNational, Inc., a Delaware corporation, and (v) DataNational, Inc., a Georgia corporation.

                                 EXHIBIT 4.1(b)